EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-48692 and 333-26117 on Form S-8 of our report dated March 19, 2004 relating to the consolidated financial statements of Poore Brothers, Inc. and subsidiaries as of December 27, 2003 and December 28, 2002, and for the two years ended December 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of procedures relating to certain disclosures and reclassifications of financial statement amounts related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications, and an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets with indefinite lives as required by the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, which was effective January 1, 2002), appearing in this Annual Report on Form 10-K of Poore Brothers, Inc. and subsidiaries for the year ended December 27, 2003.

DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 22, 2004